Exhibit 10.2

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is made as of January 31, 2022 (the “Effective Date”), by and between FOURTH WAVE ENERGY, INC., a Nevada corporation with an address at 350 North Orleans Street, Suite 9000n, Chicago, IL 60654 (the “Company”) and J. Jacob Isaacs, an individual with an address of 269 S. Beverly Drive, #460, Beverly Hills, CA 90212 (the “Consultant”) (the Company and Consultant together the “Parties” or individually a “Party”).

WHEREAS, the Company and the Consultant desire to enter into this Agreement, pursuant to which the Consultant will provide consulting services as a Consultant to the Company, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Company and the Consultant, intending to be legally bound, hereby agree as follows:

A.       Engagement

The Consultant shall provide the Services defined below in Section C herein for the Company, reporting to its Chief Executive Officer and Board of Directors (the “Engagement”). In this capacity, the Consultant agrees to devote his best efforts, energies and skill to the full discharge of his duties and responsibilities.

B.       Term

Services under this Agreement will commence on the Effective Date and shall continue for a period of one-year (the “Term”); unless earlier terminated in accordance with the provisions of Section H below.

C.       Services to be Performed

1.                   During the Term of this Agreement, the Consultant shall serve the Company in the capacity of a consultant and shall provide general corporate services, post-merger transitional services, audit related services and investor relations services (collectively the “Services”).

2.                   The Consultant will use the highest degree of skill and expertise to professionally and ethically accomplish the Services within the Term of this Agreement and to project a positive image of the Company, in accordance with the Company’s policies and procedures and applicable law.

D.       Compensation for Services

1.                   Compensation for Services. During the Term of this Agreement the Consultant shall receive cash compensation at the rate of $11,500 per month payable monthly on each one-month anniversary of the Effective Date. The Consultant shall not be entitled to reimbursement for expenses incurred by Consultant in the performance of his duties unless he has received prior written approval from the Company. Consultant shall also receive a five (5) year non-qualified Stock Option to purchase up to 19,987,095 shares of the Company’s common stock (the “Common Stock”) at an exercise price of $0.40 per share (the “Stock Option”), vesting on the three-month anniversary of the Effective Date (the “Vesting Date”), the form of Stock Option attached hereto.

2.                   Consultant acknowledges that the foregoing provisions of this Section D constitute the sole and entire compensation payable to it under this Agreement and the Parties specifically agree that no compensation, benefits or other reimbursements of any other nature shall be paid or payable to Consultant as a result of the provision of Services hereunder.

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E.       Confidentiality

1.       Confidential Information. Consultant acknowledges that it may be necessary for the Company during the course of the Engagement, to disclose certain confidential and proprietary information (“Confidential Information”) to Consultant, in order for Consultant to perform the Services pursuant to this Agreement. Consultant shall not disclose or use, at any time either during or after the Term of this Agreement, for his own benefit or for the benefit of any third party, any Confidential Information without the Company’s prior written permission except to the extent necessary to perform the Services on the Company’s behalf. Confidential Information includes, without limitation:

(a)	The written, printed, graphic or electronically recorded materials furnished by the Company for Consultant to use;

(b)	Any written or tangible information stamped “confidential,” “proprietary” or with a similar legend or any information that the Company makes reasonable efforts to maintain its secrecy;

(c)	Business, research and development, regulatory and marketing plans, objectives and/or strategies, financial information, corporate initiatives, contractual and business arrangements, customer lists, supplier lists, sales projections, product information, product launch plans, regulatory submissions, pricing information of the Company and its affiliates;

(d)	Information, data, test results, patent applications, methodologies, operating procedures, trade secrets, design formulas, know-how, techniques, analyses, technology, processes, protocols, specifications and instructions relating to the Company’s proprietary products, including safety data and reference standards, investigators brochures, documents and reports, computer programs and inventories, discoveries and improvements of any kind, sales projections, product information, pricing information of the Company and its affiliates;

(e)	Information, know-how, trade secrets, materials and tangible property belonging to customers and suppliers of the Company and other third parties who have disclosed such confidential and proprietary information to the Company about whom Consultant gained knowledge as a result of providing Services to the Company;

(f)	Any data, deliverables or other work product or information generated or developed by Consultant in connection with the performance of Services under this Agreement, including all Creative Materials; and

(g)	Any copies, extracts, notes, or summaries of any information described in clauses (a) through (f).

Notwithstanding any of the foregoing, Confidential Information shall not include any information that:

(a)	is or becomes available in the public domain through no fault of, or act or failure to act on the part of Consultant;

(b)	is rightfully in Consultant’s possession at the time of disclosure by the Company, as evidenced by Consultant’s written records maintained in the ordinary course of business; or

(c)	is obtained, after the Effective Date, by Consultant from any third party that is lawfully in possession of such Confidential Information and not in violation of any contractual or legal obligation with respect to such Confidential Information.

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2.                   At any time upon request of the Company or upon Termination of this Agreement, Consultant shall promptly deliver to the Company: (i) all Confidential Information (and all copies thereof) and all other property (including but not limited to document files, computer disks and keys) furnished to Consultant, by the Company and all other materials prepared by Consultant, containing any Confidential Information; and (ii) a certification that all Confidential Information has been delivered to the Company.

3.                   Notwithstanding the return of Confidential Information or the Termination of this Agreement, Consultant, will continue to be bound by the obligations of confidentiality pursuant to this Section F. In addition to its other legal rights, the Company shall be entitled to temporary and permanent injunctive relief and specific performance to remedy any breach or attempted breach of this Section E of the Agreement.

F.       Non-Solicitation; Non-Disparagement

1.                   Non-Solicitation. Consultant covenants and agrees that during the term of this Agreement, and for a two (2) year period immediately following the termination of this Agreement, regardless of the reason therefor, the Consultant shall not solicit, induce, aid or suggest to: (a) any employee to leave such employ, (b) any contractor, Consultant or other service provider to terminate such relationship, or (b) any customer, agency, vendor, or supplier of the Company to cease doing business with the Company.

2.                   Non-disparagement. The Consultant will not make any remarks or adverse statements, in any and all media (e.g., in writing, orally or on the internet via, among other things, blogs, message boards and social networks), about the Company or its affiliates that could reasonably be construed as disparaging or defamatory, or to cast the Company or any of its affiliates in a negative light, or harm the Company’s or any of its affiliates’ current or prospective business plans.

G.       Exclusivity as to Services

During the term of this Agreement, Consultant shall not provide services to any direct or indirect competitor of the Company.

H.       Termination

1.                   Generally. The Company may terminate this Agreement for whatever reason it deems appropriate and without cause ninety days from the Effective Date, subject to the provision of ten days prior written notice of termination. Upon such termination, Consultant will receive any unpaid compensation earned through such date of termination. This Agreement will also terminate automatically, each a “Termination Date:” (a) upon the expiration of the Term; (b) upon mutual agreement of the Parties; (c) in the event either Party becomes insolvent or a petition in bankruptcy is filed or any insolvency proceedings are instituted by or against either Party, or either Party liquidates its business; or (d) upon Consultant’s death.

2.                   By the Company for Cause. The Company may terminate this Agreement for Cause by action of its Board of Directors (the “Board”). For purposes of this Agreement, “Cause” shall mean: (a) Consultant’s conviction, guilty plea, plea of nolo contendre, or entering into any other plea admitting guilt of any felony; (b) the deliberate engaging by Consultant in any unethical acts or gross misconduct which is materially injurious to the Company, monetarily or otherwise, such as fraud or embezzlement; or (c) Consultant’s failure to materially observe or perform any of the terms or provisions of this Agreement, or the Services hereunder, which failure remains uncured following thirty (30) days’ prior written notice from the Company. Upon Termination of this Agreement for Cause, Consultant will cease performing Services and will no longer be authorized to perform any Services on behalf of the Company, except at the express request and approval of the Company’s Board of Directors of the Company. Upon termination for Cause, Consultant will receive any unpaid compensation earned through the Termination Date. In the event the Consultant is terminated for Cause prior to the Vesting Date, the Stock Option shall not vest and shall be be forfeited.

I.       Indemnification

1.                   The Company agrees to defend, indemnify and hold Consultant harmless from and against any and all claims, liabilities, losses, damages, and expenses arising out of: (a) any breach by the Company of its warranties, representations, covenants and obligations outlined in this Agreement; and (b) the gross negligence or willful misconduct of the Company; and (c) the failure of the Company to comply with all legal requirements to the best of its knowledge at the time.

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2.                   Consultant agrees to defend, indemnify and hold the Company harmless from and against any and all claims, liabilities, losses, damages, and expenses arising out of: (a) any breach by Consultant of his warranties, representations, covenants and obligations outlined in this Agreement; (b) the gross negligence or willful misconduct of Consultant; and (c) the failure of Consultant to comply with all legal requirements to the best of his knowledge at the time.

3.                   The Parties further agree that they shall not, without the prior written consent of the other Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which defense and/or indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Party seeking defense and/or indemnity from all liability arising out of such claim, action, suit or proceeding.

4.                   The Party seeking defense or indemnification hereunder shall: (i) promptly notify the other Party of the matter for which defense or indemnification is sought; (ii) subject to the immediately preceding sentence of this paragraph, provide the other Party with sole control over the defense and/or settlement thereof, including but not limited to the selection of counsel; and (iii) at the request of the Party providing defense and/or indemnification, fully cooperate in the provision of full and complete information and reasonable assistance with respect to the defense of such matter.

J.       Survival

The obligations of the Parties pursuant to Sections E, D, F and I shall survive the Termination of this Agreement, regardless of the reason for such Termination, along with any and all other provisions that expressly provide for survival of Termination.

K.       Relationship of the Parties; Independent Contractor Status

The Parties agree that the relationship created by this Engagement is one of an independent contractor. The Parties further agree that Consultant, is not and shall not be considered an employee of the Company and is not and shall not be entitled to any of the rights and/or benefits that the Company provides for the Company's employees (including any employee pension, health, vacation pay, sick pay or other fringe benefits offered by the Company under plan or practice) by virtue of the Services being rendered by Consultant. Consultant acknowledges and agrees that the Company does not, and shall not, maintain or procure any workers’ compensation or unemployment compensation insurance for or on behalf of Consultant, and shall make no state temporary disability or family leave insurance payments on behalf of Consultant, and Consultant agrees that Consultant will not be entitled to these benefits in connection with performance of the Services under this Agreement. Consultant is responsible for all taxes, if any, imposed on it in connection with its performance of Services under this Agreement, including any federal, state and local income, sales, use, excise and other taxes or assessments thereon.

L.                  Binding Nature; Assignments

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, representatives, administrators, heirs, executors and permitted assigns, except that the duties of Consultant are personal and shall not be assigned or subcontracted without the Company’s prior written consent and any purported assignment without such written consent shall be deemed void and unenforceable.

M.               Entire Agreement; Amendments

This Agreement contains the entire understanding between the Parties with respect to its subject matter and supersedes all previous negotiations, agreements or understandings between the Parties, whether written or verbal. This Agreement may not be amended or modified, except in writing, executed by duly authorized representatives of the Parties hereto.

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N.                 Governing Law; Consent to Jurisdiction and Venue

This agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of laws. The Parties agree that any dispute concerning or arising under this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts of New York, and each Party agrees to submit to the personal and exclusive jurisdiction and venue of such courts.

O.                 Notices

All notices required or permitted to be delivered under this Agreement shall be in writing and sent to the principal place of business of the Party to whom they are addressed. Notices to Consultant shall be delivered to the attention of Consultant. Notices to the Company shall be delivered to the attention of the Chief Executive Officer. All notices under this Agreement shall be deemed delivered only if sent by overnight mail or courier with return receipt, personal delivery or email (with confirmation of receipt).

P.                  Severability

If any provision of this Agreement is found to be invalid or unenforceable for any reason by a court of competent jurisdiction, that provision shall be stricken from this Agreement and that finding shall not invalidate any other terms of this Agreement, which terms shall remain in full force and effect according to the surviving terms of this Agreement. In such an event, the Parties shall negotiate with one another to agree on a provision which the Parties would have agreed if they had known of the defect when they signed this Agreement, in order to achieve the same commercial outcome and objectives of this Agreement that were intended upon its execution.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the Parties as of the Effective Date.

FOURTH WAVE ENERGY, INC.

By:	/s/ J. Jacob Isaacs
Name:	J. Jacob Isaacs, an individual
Title:

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